EXHIBIT 3.4



    CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             OF
                AMERICAN CAREER CENTERS, INC.
                     (the "Corporation")

I, Thomas Krucker, certify that:


   1. The original articles were filed with the Office of the Secretary of State on June 15, 1999.

   2. Pursuant to a shareholder's consent in which 14,000,000 votes, representing 78.7% of the outstanding voting shares, approved the action taken by the Board of Directors on April 2, 2002, the Corporation hereby adopts the following amendments to the Articles of Incorporation of this
        Corporation:

             Article One, Name, is hereby amended in its entirety to read as follows:

               The name of the Corporation is American
               Water Star, Inc.

        The first paragraph of Article Four, Shares, is hereby amended in its entirety to read as follows:

               The total number of shares of stock
               which the Corporation shall have
               authority to issue is 170,000,000
               shares, consisting of 150,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

        The remaining paragraphs of Article Four are unchanged.



Date:  May 7, 2002



                                /s/  Thomas Krucker, President/Secretary